  Exhibit 99.1

Cellular Biomedicine Group (CBMG) Approved to Commence Phase I Trial (CALL-1) for C-CAR011 in Adult Patients with Relapsed or Refractory B-cell Acute Lymphoblastic Leukemia (ALL) in China

SHANGHAI, China and CUPERTINO, Calif., January 9, 2017 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (CBMG) (“CBMG” or the “Company”), a clinical-stage biomedicine firm engaged in the development of effective immunotherapies for cancer and stem cell therapies for degenerative diseases, is pleased to announce the approval and commencement of patient enrollment in China for its CALL-1 (“CAR-T against Acute Lymphoblastic Leukemia”) Phase I clinical trial utilizing its optimized proprietary C-CAR011 construct of CD19 chimeric antigen receptor T-cell (CAR-T) therapy for the treatment of patients with relapsed or refractory (r/r) CD19+ B-cell Acute Lymphoblastic Leukemia (ALL). The CALL-1 trial has begun enrollment with final data expected to be available at the end of 2017. Depending on the Phase I CALL-1 results, CBMG expects to initiate a larger Phase II clinical trial as soon as practicable.

“Our CALL-1 trial represents the second CBMG-sponsored clinical trial after the recent launch of our CARD-1 trial in refractory DLBCL patients. This is another major corporate milestone and demonstrates CBMG’s ability to execute on our immuno-oncology plan and to forward our prioritized assets into clinical development in China,” said Tony (Bizuo) Liu, Chief Executive Officer of CBMG.

CBMG’s CALL-1 Phase I dose-escalation trial will use the 3+3 design to evaluate the safety, efficacy and persistence of C-CAR011 in CD19+ r/r ALL patients.

“Relapsed or refractory CD19+ adult ALL patients have limited options and poor prognosis,” said Dr. Li Yu from the PLA General Hospital (“PLAGH”), the Principal Investigator for the CALL-1 trial. “I am excited to be able to participate in the trial of C-CAR011 which may someday provide a treatment option for these patients.”

“We are excited to launch this trial to better understand the potential C-CAR011 can have to address a large cancer population in China,” said Dr. Yihong Yao, Chief Scientific Officer of CBMG.

About the CALL-1 Clinical Trial
CALL-1 is a Phase I single-site, single-arm dose-escalating trial consisting of three patient cohorts using escalating C-CAR011 cell dosing levels with three patients in each cohort. Phase I dose expansion will enroll an additional 6-12 patients to confirm the optimal dose. The primary end points are Dose-Limiting Toxicity (DLT) and Treatment Emergent Adverse Events (TEAE). Secondary endpoints will measure Overall Response Rate (CR + CRi, complete remission with incomplete hematopoietic recovery), MRD-CR rate at 8 weeks according to the NCCN Guideline Version 2.2016, Acute Lymphoblastic Leukemia, and overall survival at 6 months.

Dr. Li Yu, Director emeritus, Professor and Chief Physician of the Department of Hematology at the PLAGH in Beijing, China will conduct the trial. The PLAGH was founded in 1953 and is a top-ranking medical center in China, integrating medical care, education and research. The PLAGH has 125 clinical, medical and technological departments, 4,000 patient beds with annual volumes of more than 3.8 million outpatient visits, 110,000 admissions and over 65,000 surgical operations performed.

About C-CAR011
CBMG’s proprietary anti-CD19 chimeric antigen receptor T-cell (CAR-T) construct represents advancement over CBMG’s prior CBM-C19.1 construct, which completed a human proof-of-concept trial demonstrating an optimistic response rate with controllable toxicities. C-CAR011 is entirely engineered and manufactured in CBMG’s own GMP manufacturing facility in China.

About Acute Lymphoblastic Leukemia (ALL)
Acute Lymphoblastic Leukemia (ALL), also called acute lymphocytic leukemia, starts from the early type of white blood cells called lymphocytes in the bone marrow. The leukemia cells then invade the blood fairly quickly and may spread to other parts of the body, including the lymph nodes, liver, spleen, central nervous system (brain and spinal cord), and testicles (in males). The World Health Organization defines "acute" when greater than 20% of the cells in the bone marrow are blasts, which can progress quickly, and if untreated, would likely be fatal within months. According to the U.S. National Cancer Institute, 6,600 patients are diagnosed with ALL in the U.S. annually. Additionally, it is estimated that 27,000 patients in China will be diagnosed with ALL annually. While pediatric patients make up approximately 60% of the total and achieve an 85% effective cure rate, only 40% of Adult ALL patients achieve long-term disease-free survival.

About Cellular Biomedicine Group (CBMG)
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of cancer and degenerative diseases. Our immuno-oncology and stem cell projects are the result of research and development by CBMG’s scientists and clinicians from both China and the United States. Our GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy, including the devaluation of the RMB by China in August 2015 and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 408-973-7884
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations
+1 347 481-3711
vivian.chen@citigatedr.com